Proposal for a Linux Based UI Dongle for industry specific streaming channels with full integration of social media platforms and ad channels

Brandon Shaw and Zac Crisco
Co-Founders
Crisco Shaw Consulting, L.L.C.
6030 Marshalee Drive Suite M, Box 125
Elkridge, MD 21075

Vik,

Thank you for the opportunity to consult on an exciting product that we would love to see through to full production. Our goal is to provide the highest quality development services, and we will work personally with your organization throughout the process in order to deliver a quality product. We will be personally overseeing the project throughout development and perform a final review with full testing and software documentation.

Project Summary

To create a UI system to be integrated into dongles to provide streaming content with integration for social media products and customer-focused ad channels.

Background

In 2019, streaming subscriptions surpassed cable subscription. The Motion Picture Association of America estimated that in 2018, the global entertainment market was valued at 96.8 billion dollars. Within the entertainment market, digital sales were found to be growing at a rate of 24 percent in the US market, and 34 percent in the international market according to the MPAA.

The recent rise of UI's integrated into HDMI dongles such as the Roku Streaming Stick, the Amazon Fire Stick, and Apple TV show rising growth in the aggregation of streaming services offered on a dongle platform. A report by Global Market Insights in 2019 has forecasted the growth of Streaming Device shipments to maintain 15% growth through 2024.

While these services allow users to access corporate streaming services, there is a lack of products focused on specific target markets, in this case the cannabis industry. The goal of this project is to create a Linux based UI on a dongle platform to deliver cannabis focused content to users on a Dongle type platform with full integration of social media platforms, streaming content, and ad channels.

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PROJECT OBJECTIVE

We are proposing a UI design with a milestone-based compensation package to be paid to in-house subcontractors of our organization.

Our team for this project will be proficient in Linux and the C programming language and is proposed as:

- 1 lead software developer
- 3 additional software developers

These developers will be located in Pakistan and work closely under the direction of our employee, Muhammad Khurram, who will serve as our main contact on the project. The project will be completed on a code-sharing application such as Trello or Github (to be determined), and we will personally contribute to as well as oversee all stages of development, including testing and a final review.

The open source ROKU EXPRESS OSS source code files will be used for research purposes located at:

https://roku.app.box.com/v/RokuOpenSourceSoftware/folder/81688836665

Proposed Milestone compensation for Developers (open to change):

Stage 1:

1. Determine Hardware Specifications for a Linux dongle device
2. Create project directory and development/global communication channels
3. Build a framework UI that will be used to download, display, and run channel application objects within the determined hardware limits in Linux.

Stage 2:

1. Develop a service to offer content applications with methods for installing/uninstalling applications
2. Integrate a platform to incorporate ad channels

Stage 3:

1. Method to develop channels for client offerings
2. Test and finalize channel creation for Kanab.Club
3. Finalize a Beta OSS UI system with ad, channel, and user integration

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Possible future milestones:

- *Integrate OSS into a dongle after connecting to a supplier*
- *Push marketing ads and early sign-up promo's*
- *Roll out V1 production product*
- *Integrate major streaming platforms under license*
- *Integrate future channel platforms for industry specific content suppliers*
- *(to be expanded)*

Proposed budget for Developer milestones with estimated timeline:

Stage	Amount	Goal Completion Timeline
Initial Payment at signing of agreement	*$1,000 (cash) + $500 (equity)*	*(at signing)*
Stage 1	*$1,000 (cash) + $1000 (equity)*	*10/14/2019*
Stage 2	*$2,000 (cash) + $1,500 (equity)*	*11/31/2019*
Stage 3	*$3,000 (cash) + $2,000 (equity)*	*12/31/2019*
Total	*$12,000 (cash/equity distribution to be determined)*	

Our proposal is to review each development stage budget after the completion of each previous stage, and potentially increase or decrease Stage budgets as agreed to by both parties. The proposed resources and budgets can be expanded or decreased as desired by 2050 Motors, INC. both prior to and during development at the agreement of each additional stage per agreement of both parties. Individual proposals will be written in detail and completed between each stage of the project, and all work by both developers and CSC analytics will be logged and reported throughout the completion of the project.

Proposed Compensation for CSC Analytics:

Initial Payment upon Initial Contingent Agreement	*$5,000 (cash) + $5,000 (equity)*
Stage 1	*$4,000 (cash)*
Stage 2	*$4,000 (cash)*
Stage 3	*$5,000 (cash) + $5,000 (equity)*

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Total	***$28,000 (cash/equity distribution)***

We roughly estimate the project to take 280 total hours of oversight on our end, which works out to an estimated rate of $100 an hour for our organization's compensation.

Crisco Shaw Consulting, LLC.

Founder | Director of Data Science

Brandon Shaw

Date: 08/23/2019

2050 Motors, INC.

CEO

Vikram Grover

Date: 08/23/2019

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